Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Annual Meeting of Shareholders

Santa Clara, Calif. (August 15, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today announced that the Company will hold its annual general meeting of shareholders at Marvell’s Santa Clara campus, 5488 Marvell Lane, Santa Clara, California 95054, on Tuesday, November 8, 2016 at 4:00pm Pacific Time.

Only shareholders of record at the close of business on September 12, 2016 are entitled to vote at the meeting. All shareholders are requested to be present in person or by proxy.

In accordance with Marvell’s bye-laws, the deadline for director nominations for the annual general meeting is September 8, 2016. Any such nominations must be made in accordance with the bye-laws of the Company. Pursuant to the bye-laws of the Company, based on the date of the Company’s prior annual general meeting, notice of any shareholder proposals for this annual general meeting had to be given no later than April 30, 2016. However, in light of the date of this annual general meeting, Marvell will accept for review for this annual general meeting, shareholder proposals that are submitted no later than September 1, 2016. Any such proposals must be made in accordance with the bye-laws of the Company and applicable regulations.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

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Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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